Exhibit A

Fund
SPDR SSgA Multi-Asset Real Return ETF
SPDR SSgA Income Allocation ETF
SPDR SSgA Global Allocation ETF
SPDR Blackstone/GSO Senior Loan ETF
SPDR SSgA Ultra Short Term Bond ETF
SPDR MFS Systematic Core Equity ETF
SPDR MFS Systematic Growth Equity ETF
SPDR MFS Systematic Value Equity ETF

Dated: January 8, 2014